Exhibit 99.1

Provident Community Bancshares Reports Second Quarter Results And Elects to Defer Distributions on Trust Preferred Securities and TARP Preferred Stock

ROCK HILL, S.C.--(BUSINESS WIRE)--July 23, 2010--Provident Community Bancshares, Inc. (NASDAQ CM: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $414,000 for the three months ended June 30, 2010 as compared to a net loss to common shareholders of $685,000 for the same period in 2009. Operating results for the current period were impacted by a compression of the net interest margin caused by declining market interest rates and higher provisions for loan losses due to an increase in non-performing loans, offset by lower operating expenses along with an increase in non-interest income due to higher gains from investment security sales. Net loss per common share was $0.17 (diluted) for the three months ended June 30, 2010, versus a net loss of $0.32 per common share (diluted) for the same period in 2009. The net loss to common shareholders for the six months ended June 30, 2010 was $514,000, or $0.16 per share (diluted), compared to a net loss to common shareholders of $2.4 million or $1.26 per share (diluted), for the same period in 2009.

At June 30, 2010, assets totaled $432.2 million, a decrease of $24.8 million, or 5.4%, from $457.0 million at December 31, 2009. Investment securities at June 30, 2010 decreased $7.9 million, or 5.2%, to $143.9 million from $151.8 million at December 31, 2009. Fed funds sold at June 30, 2010 increased $3.7 million to $9.0 million from $5.3 million at December 31, 2009 as a result of sales and maturities of securities. Net loans receivable decreased $20.9 million, or 8.1%, to $230.1 million at June 30, 2010 as a result of lower demand. Deposits decreased $11.9 million to $320.9 million at June 30, 2010 as a result of reductions in municipal deposits. FHLB advances and other borrowings decreased $12.4 million to $70.6 million at June 30, 2010 due primarily to the maturation of borrowings. Shareholders’ equity decreased $383,000, or 1.5%, to $25.7 million at June 30, 2010 from $26.1 million at December 31, 2009 due primarily to a net loss of $514,000, offset by a $127,000 decrease in unrealized losses on securities available for sale.

Nonperforming loans, which are primarily commercial real estate properties, were $27.4 million as of June 30, 2010, or 11.7% of total loans, as compared to $20.9 million at December 31, 2009, an increase of $6.5 million. Real estate acquired through foreclosure increased $91,000, to $6.0 million at June 30, 2010 from $5.9 million at December 31, 2009. Bad debt charge-offs, net of recoveries, were $1.6 million for the three months ended June 30, 2010 compared to $1.2 million for the same period in 2009. The downturn in the residential housing and commercial real estate market continues to be the primary factor leading to the deterioration in our loan portfolio.

The Corporation also announced that it is exercising its right to defer the regularly scheduled quarterly distribution on its $12.4 million in subordinated debentures related to its two outstanding trust preferred security issuances and its regular quarterly cash dividend on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) issued to the U.S. Treasury Department in connection with the Corporation’s participation in the Treasury’s TARP Capital Purchase Program.

The Corporation has decided to exercise its right to defer the payment of interest on its outstanding subordinated debentures for an indefinite period (which can be no longer than 20 consecutive quarterly periods). This and any future deferred distributions will continue to accrue interest at a current rate of 7.39% for the $4.0 million of trust preferred securities issued in July 2006 and at a current rate of 2.28% for the $8.0 million of trust preferred securities issued in December 2006. Distributions on the trust preferred securities are cumulative. Therefore, in accordance with generally accepted accounting principles, the Corporation will continue to accrue the monthly cost of the trust preferred securities as it has since issuance.

Under the terms of the TARP Preferred Stock, the Corporation is required to pay on a quarterly basis a dividend rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9% per year. Dividend payments may be deferred, but the dividend is a cumulative dividend and failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the TARP Preferred Stock.

“In light of the challenging economy we are currently experiencing, the Corporation has elected to exercise its right to defer interest payments on its trust preferred securities and preferred stock,” said Dwight V. Neese, President and Chief Executive Officer of the Corporation. “The deferral of payments is in the best long-term interest of our shareholders and will allow us to maintain liquidity and preserve capital in this challenging economic environment, and we can elect to end the deferral at any time,” continued Mr. Neese.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Capital Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2009, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended June 30, 2010, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
Income Statement Data	2010	2009	2010	2009

Net interest income	$2,067	$2,340	$4,188	$4,451
Provision for loan losses	1,187	925	2,083	3,625
Net interest income after loan loss provision	880	1,415	2,105	826
Non-interest income	1,273	1,052	2,635	1,842
Other-than-temporary-impairment on securities	(164)	(782)	(467)	(1,091)
Non-interest expense	2,457	2,616	4,796	5,133
Benefit for income taxes	(171)	(364)	(245)	(1,295)
Net loss	(297)	(567)	(278)	(2,261)
Accretion of preferred stock to redemption value	2	2	3	3
Preferred dividends accrued	115	116	233	140
Net loss to common shareholders	($414)	($685)	($514)	($2,404)
Loss per common share: basic	($0.17)	($0.32)	($0.16)	($1.26)
Loss per common share: diluted	($0.17)	($0.32)	($0.16)	($1.26)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,789,844	1,790,599	1,788,873
Diluted	1,790,599	1,789,844	1,790,599	1,788,873
Cash dividends per share	$0.00	$0.03	$0.00	$0.06
Balance Sheet Data	At 6/30/10	At 12/31/09

Total assets	$432,224	$457,003
Cash and due from banks	19,470	15,631
Investment securities	143,896	151,750
Loans	235,076	255,999
Allowance for loan losses	4,971	5,579
Deposits	320,881	332,762
FHLB advances and other borrowings	70,606	83,020
Junior subordinated debentures	12,372	12,372
Shareholders’ equity	25,738	26,121
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599
Equity to assets	5.95%	5.72%
Total loans to deposits	73.26%	76.93%

Bank Regulatory Capital ratios:
Leverage ratio	7.74%	7.17%
Tier 1 capital ratio	12.03%	10.86%
Total risk-based capital ratio	13.28%	12.11%
Asset Quality
Non-performing loans	$27,401	$20,869
Other real estate owned	6,008	5,917
Total non-performing assets	$33,409	$26,786
Percentage of non-performing loans to total loans	11.65%	8.15%
Percentage of non-performing assets to total assets	7.73%	5.86%
Allowance for loan losses to nonperforming loans	18.14%	26.73%
Allowance for loan losses to total loans	2.12%	2.18%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, President and CEO, 803-980-1863